Exhibit 99.1

Aytu BioScience Reports 71% Revenue Growth in Q2 FY19

Company Posts Highest Ever Quarterly Revenue

ENGLEWOOD, CO / ACCESSWIRE / February 7, 2019 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs, today will provide an overview of its business, including the company's operational and financial results for its second quarter of fiscal year 2019 that ended December 31, 2018. The company will host a live conference call and webcast today at 9:00 a.m. ET. Conference call details are provided at the end of this press release.

Q2 FY19 and Recent Operational Highlights

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Recorded all-time high net revenue of $1.8 million, 71% growth over Q2 FY18 and a 25% increase sequentially from Q1 FY19.

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Natesto® net revenue for the second quarter increased 37% sequentially from Q1 FY19.

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Cash balance of approximately $18 million on December 31, 2018.

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Announced positive interim results from Natesto spermatogenesis study. If confirmed in the final data read out this summer, Natesto would be the only testosterone replacement therapy that preserves fertility in hypogonadal men.

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Acquired the exclusive U.S. license to Tuzistra® XR, the only 12-hour codeine-based antitussive oral suspension. Tuzistra XR competes in the $3 billion prescription antitussive category and generated approximately 40,000 prescriptions in 2017.

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Completed its first full quarter of sales force promotion for ZolpiMist™, a product competing in the $1.8 billion U.S. sleep aid market.

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Closed a $15.2 million underwritten public offering and full exercise of over-allotment option, led by a fundamental healthcare investor.

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Announced a strategic financing with Armistice Capital, LLC in the form of a $5 million secured note, which was tied to the acquisition of Tuzistra XR.

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Announced appointment of Ketan Mehta to the board of directors. Announced that Steven Boyd is expected to be appointed to the board of directors in the near future.

Josh Disbrow, CEO of Aytu BioScience commented, "Fiscal Q2 2019 was a record quarter for Aytu. Revenue grew 71%, over Q2 2018, to the highest level in company history, driven largely by Natesto’s performance, which was bolstered by the Natesto Direct patient support program. The company is now annualizing at over $7 million in revenue, and we expect to continue on our growth trajectory in the coming quarters. We recorded our first full quarter of sales force promotion for our second product, ZolpiMist, a novel sleep aid competing in a $1.8 billion prescription category. Further, we acquired a third product, Tuzistra XR, a unique antitussive competing in a $3 billion market and bringing our total addressable market to nearly $7 billion. We look forward to continuing Natesto’s sales growth, launching our newest products and selectively acquiring unique products with similar physician call points, to build shareholder value.”

Mr. Disbrow continued, “We completed an equity financing in October and had a cash balance of approximately $18 million at the end of December. Furthermore, we announced positive interim results from the Natesto spermatogenesis study, the appointment of Ketan Mehta to the board of directors, and the expected appointment of Steven Boyd to the board of directors in the near future.”

Q2 FY19 Financial Results

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Cash, cash equivalents, and restricted cash totaled approximately $18 million as of December 31, 2018.

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Net revenue for Q2 FY19 was $1.8 million, an increase of 71% over Q2 FY18 and 25% growth sequentially, compared to $1.4 million in Q1 FY19.

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Cash used in operations for the quarter was $4.3 million. The change in cash use resulted from a large purchase of ZolpiMist inventory, annual PDUFA fees paid to the FDA, along with one-time cash uses of approximately $0.4 million for Q2 FY19.

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Operating expenses for the quarter were $6.3 million, which include specific one-time expenses associated with the commercial start-up costs for ZolpiMist and Tuzistra XR. Excluding these commercial start-up costs, pro forma operating expenses were approximately $5.9 million.

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Following the end of the quarter, Armistice Capital, owner of 4.99% of the company’s common stock based on Armistice’s most recent filing, proposed to increase its equity investment in the company through an equity issuance in exchange for retiring the company’s $5 million secured note. Upon shareholder approval at the company’s upcoming annual meeting, the $5 million note will be retired in exchange for an issuance of common stock, Series E convertible preferred stock, and warrants.

Conference Call Information

The company will host a live conference call at 9:00 a.m. ET today. The conference call can be accessed by dialing either:

1-866-682-6100 (toll-free)

1-862-298-0702 (international)

The webcast will be accessible live and archived on Aytu BioScience's website, within the Investors section under Corporate Presentations & Media, at aytubio.com, for 90 days.

A replay of the call will be available for fourteen days. Access the replay by calling 1-877-481-4010 (toll-free) or 1-919-882-2331 (international) and using the replay access code 42857.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"). Aytu also has exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu recently acquired exclusive U.S. commercial rights to Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, our expectations related to coupon rates in subsequent quarters and the timing and results of the Natesto spermatogenesis study. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risks related to the company’s operational results for the fiscal second quarter 2019 being presented on Thursday, February 7, 2019, at 9:00 a.m. ET, risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future revenue growth, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu BioScience, Inc.'s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Aytu BioScience, Inc.

Aytu BioScience, Inc.
Consolidated Balance Sheets
Unaudited

	December 31,	June 30,
	2018	2018

Assets
Current assets
Cash and cash equivalents	$17,804,887	$7,012,527
Restricted cash	100,225	100,000
Accounts receivable, net	1,482,490	578,782
Inventory, net	1,644,861	1,338,973
Prepaid expenses and other	944,766	440,009
Total current assets	21,977,229	9,470,291

Fixed assets, net	186,944	218,684
Licensed assets, net	19,999,550	11,120,086
Patents, net	233,278	245,944
Deposits	2,200	5,088
Total long-term assets	20,421,972	11,589,802

Total assets	$42,399,201	$21,060,093

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$2,371,785	$2,119,672
Accrued liabilities	932,690	185,882
Accrued compensation	743,834	540,674
Current deferred revenue	13,990	-
Current deferred rent	-	1,450
Current contingent consideration	593,173	547,100
Total current liabilities	4,655,472	3,394,778

Long-term contingent consideration	12,783,710	4,146,829
Long-term debt	5,036,164	-
Warrant derivative liability	25,992	93,981
Total liabilities	22,501,338	7,635,588

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; shares issued and outstanding 4,532,664 and 0, respectively as of
December 31, 2018 and June 30, 2018	453	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 10,504,769 and 1,794,762, respectively as of
December 31, 2018 and June 30, 2018	1,050	179
Additional paid-in capital	107,258,097	92,681,918
Accumulated deficit	(87,361,737)	(79,257,592)
Total stockholders' equity	19,897,863	13,424,505

Total liabilities and stockholders' equity	$42,399,201	$21,060,093

Aytu BioScience, Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017

Product revenue, net	$1,795,011	$1,051,154	$3,226,820	$2,127,522

Operating expenses
Cost of sales	525,138	385,411	936,097	672,612
Research and development	149,029	(277,486)	304,907	(136,532)
Selling, general and administrative	5,046,174	4,553,366	8,622,754	9,171,769
Selling, general and administrative - related party	91,337	-	345,046	-
Amortization and impairment of intangible assets	534,063	383,811	986,020	769,652
Total operating expenses	6,345,741	5,045,102	11,194,824	10,477,501

Loss from operations	(4,550,730)	(3,993,948)	(7,968,004)	(8,349,979)

Other (expense) income
Other expense, net	(127,569)	(196,781)	(204,130)	(385,526)
Derivative income	20,637	518,051	67,989	817,785
Total other (expense) income	(106,932)	321,270	(136,141)	432,259

Net loss	$(4,657,662)	$(3,672,678)	$(8,104,145)	$(7,917,720)
Weighted average number of
common shares outstanding	6,477,004	205,663	4,183,591	124,056

Basic and diluted net loss
per common share	$(0.72)	$(17.86)	$(1.94)	$(63.82)

Aytu BioScience, Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended December 31,
	2018	2017

Cash flows from operating activities
Net loss	$(8,104,145)	$(7,917,720)
Adjustments to reconcile net loss to cash used in operating activities
Stock-based compensation expense	106,671	275,688
Issuance of restricted stock	239,505	103,635
Depreciation, amortization and accretion	1,230,671	1,315,063
Issuance of common stock to employee	11,690	-
Derivative (income)	(67,989)	(817,785)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(903,708)	(849,397)
(Increase) in inventory	(305,888)	(67,585)
(Increase) in prepaid expenses and other	(504,757)	(454,595)
Increase in accounts payable and other	252,113	1,124,558
Increase (decrease) in accrued liabilities	746,808	(524,905)
Increase in accrued compensation	203,160	497,586
Increase in interest payable	36,164	-
Increase in deferred revenue	13,990	-
(Decrease) in deferred rent	(1,450)	(3,337)
Net cash used in operating activities	(7,047,165)	(7,318,794)

Cash flows used in investing activities
Deposit	2,888	-
Purchases of property and equipment	(12,954)	(12,195)
Contingent consideration payment	(50,221)	-
Purchase of assets	(800,000)	-
Net cash used in investing activities	(860,287)	(12,195)

Cash flows from financing activities
Issuance of preferred, common stock and warrants	15,180,000	11,839,995
Issuance costs related to preferred, common stock and warrants	(1,479,963)	(1,402,831)
Issuance of debt	5,000,000	-
Net cash provided by financing activities	18,700,037	10,437,164

Net change in cash, cash equivalents and restricted cash	10,792,585	3,106,175
Cash, cash equivalents and restricted cash at beginning of period	7,112,527	877,542
Cash, cash equivalents and restricted cash at end of period	$17,905,112	$3,983,717